Exhibit 99.1

515 Franklin Square, Michigan City, IN

Contact: Cindy L. Pavy
VP, Director of Marketing
Phone: (219) 873-2692
Fax: (219) 873-2628
Date: October 3, 2006

FOR IMMEDIATE RELEASE

Horizon Bank names Jeffry J. Trad as new President of
Trust & Investment Management Company

Michigan City, Indiana - Horizon Bank announced today the promotion of Jeffry J. Trad to President of Horizon’s Trust & Investment Management Company, a subsidiary of Horizon Bank, N.A.

Mr. Trad joined Horizon Trust & Investment Management in 2003, bringing with him an MBA in Finance and over fifteen years of experience in Investment Management and Trust services. Due to his past contributions and leadership to the Trust team, Mr. Trad received unanimous support from the Trust Company's Board of Directors for his promotion.

“The wonderful part of this business is that one has the chance to help clients live their dreams - that’s very rewarding. In addition, Horizon has great clients who truly appreciate our service and commitment. My experience and knowledge in investment management and trust came from working with supervisors who took an active interest in my future. In return, I look forward to helping employees at Horizon achieve their professional goals. Clearly, Horizon has the most genuine and hardest working team I’ve known. This combination makes for a promising future,” stated Mr. Trad.

“We are pleased with the quality of our trust team and their commitment to the clients’ best interests. I am confident under Jeff’s leadership this commitment will continue,” commented Craig M. Dwight, President and CEO of Horizon Bank.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, La Porte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Capital Market under the symbol HBNC.

# # #